UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                     0-21605
                             Commission File Number


                        ADELPHIA BUSINESS SOLUTIONS, INC.
             (Exact name of registrant as specified in its charter)


                              712 NORTH MAIN STREET
                           COUDERSPORT, PA 16915-1141
                            TELEPHONE: (814) 274-9830
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)


                 CLASS A COMMON STOCK, PAR VALUE $0.01 PER SHARE
            (Title of each class of securities covered by this Form)


                                      NONE
             (Titles of all other classes of securities for which a
           duty to file reports under section 13(a) or 15(d) remains)


           Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)   [X]              Rule 12h-3(b)(1)(i)   [ ]
      Rule 12g-4(a)(1)(ii)  [ ]              Rule 12h-3(b)(1)(ii)  [ ]
      Rule 12g-4(a)(2)(i)   [ ]              Rule 12h-3(b)(2)(i)   [ ]
      Rule 12g-4(a)(2)(ii)  [ ]              Rule 12h-3(b)(2)(ii)  [ ]
                                             Rule 15d-6            [ ]


           Approximate number of holders of record as of the certification or notice date: two hundred (200)
             -----------------

           Pursuant to the requirements of the Securities Exchange Act of 1934, Adelphia Business Solutions, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  April 8, 2004                   By: /s/ Edward E. Babcock
       -----------------------             ------------------------------------
                                           Edward E. Babcock
                                           Vice President and Chief Financial
                                           Officer